                                                                     EXHIBIT 5.1




                                March 10, 1998


Nordstrom, Inc.
1501 Fifth Avenue
Seattle, Washington 98101

Gentlemen:

At your request, we have examined the Registration Statement to be filed by you with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of $300,000,000 of Senior Debentures of the Company (the "Debentures"). The Company plans to sell the Debentures to one or more underwriters for public offering.

As your counsel, we have examined the proceedings relating to the issuance and sale of the Debentures to be issued and sold by you. It is our opinion that the Debentures, when issued and sold in the manner referred to in the Registration Statement will be legally issued and binding obligations of Nordstrom, Inc.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, any amendments or supplements thereto, and the prospectus in the form first filed with the Commission pursuant to Rule 424(b) of the rules and regulations under the Securities Act.

                                        Very truly yours,

                                        LANE POWELL SPEARS LUBERSKY LLP


cc:  Mr. John A. Goesling